Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-41961, No. 333-33576, No. 333-56950, No. 333-65748, No. 333-81880, No. 333-90156, No. 333-107637, No. 333-118095, No. 333-134948, No. 333-149976, No. 333-151262, and No. 333-170531 on Forms S-8 of our reports dated February 26, 2014, relating to (1) the consolidated financial statements of AmSurg Corp. and subsidiaries (the “Company”) , (2) the financial statement schedule of the Company, and (3) the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of AmSurg Corp. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Nashville, Tennessee
February 26, 2014